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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                   FORM 8-K/A

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                          Date of Report: June 26, 1998



                             ESCALADE, INCORPORATED
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             (Exact name of Registrant as specified in its charter)


Indiana                          0-6966                       13-2739290
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(State or other                (Commission                  (IRS Employer
jurisdiction of                File Number)               Identification No.)
incorporation)



     817 Maxwell Avenue       Evansville, IN                           47717
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     (Address of principal executive offices)                        (Zip Code)



Registrant's telephone number, including area code      (812)467-1200
                                                   -----------------------------



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                    INFORMATION TO BE INCLUDED IN THE REPORT


Item 5.           Other Events

         Escalade, Incorporated (the "Company") announced on June 26, 1998 that it had entered into an Asset Purchase Agreement dated June 26, 1998 (the "Purchase Agreement") by and among the Company, Indian Industries, Inc., a wholly-owned subsidiary of the Company ("Indian"), Harvard Sports, Inc., a wholly-owned subsidiary of the Company ("Harvard"), JEN Sports, Inc., a wholly-owned subsidiary of Sportcraft, Ltd. ("JEN Sports") and Sportcraft, Ltd. ("Sportcraft"). Pursuant to the Purchase Agreement, the Company, Indian and Harvard will sell substantially all of the assets of their sporting goods business operated under the name "Escalade Sports" to JEN Sports for a purchase price of $74.5 million, subject to upward or downward adjustment based on Escalade Sports' closing net working capital as provided in the Purchase Agreement. The asset sale is subject to certain contingencies set forth in the Purchase Agreement.


         Prior to its execution, the Purchase Agreement was approved by the respective Boards of Directors of the Company, Indian and Harvard. A fairness opinion was delivered by CIBC Oppenheimer Corp. to the Board of Directors of the Company. The consummation of the asset sale is subject to the approval of the asset sale by the Company's stockholders and to certain other conditions set forth in the Purchase Agreement. The asset sale is currently scheduled to close in the third quarter of 1998 pursuant to the terms of the Purchase Agreement.


         The Company's directors and executive officers, the holders of approximately 33% of the outstanding shares of Escalade Common Stock, have granted to JEN Sports irrevocable proxies to vote their shares in favor of the asset sale, the Purchase Agreement and all other related transactions at a special meeting of the Escalade stockholders to be convened in connection with the proposed asset sale.


         On August 21, 1998, the Company publicly announced that Sportcraft has informed Escalade of three conditions that Sportcraft believes constitute potential impediments to the closing of the asset sale under the terms of the Purchase Agreement. These conditions are: (1) uncertainty regarding Sportcraft's ability to obtain the necessary financing to pay the agreed upon $74.5 million purchase price for the assets of Escalade Sports; (2) whether Escalade will be able to obtain third party consent to the assignment of a material contract to Sportcraft; and (3) Sportcraft's concern that Escalade Sports' 1998 sales prospects will not be at desired levels, which Sportcraft claims would constitute a material adverse effect.

         Sportcraft also informed Escalade that it believes it would be appropriate for the parties to discuss whether it would make sense to consider an early termination of the Purchase Agreement in order to minimize fees and expenses for both parties. Following unsuccessful negotiations between the parties over the terms and conditions upon which Escalade and Sportcraft could meet to discuss the above issues, Sportcraft further informed Escalade that Sportcraft intends to terminate the Purchase Agreement when permitted to do so under the terms of the Purchase Agreement based on one or more of the reasons described above.

         Escalade does not intend to terminate the acquisition agreement at this time and is proceeding to take all actions required of Escalade to close the sale of the assets of Escalade Sports to Sportcraft. Escalade expects Sportcraft to satisfy its obligations under the Purchase Agreement, but, based on communications received to date from Sportcraft, Escalade believes that material uncertainty exists as to whether Sportcraft will complete the purchase of the Escalade Sports assets.


Item 7.           Financial Statements, Pro Forma Financial Information and
                  Exhibits

         (a)      Financial Statements of Business Acquired.

                  Not Applicable.

         (b)      Pro Forma Financial Information.

                  Not Applicable.

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         (c)      Exhibits.

         The following exhibits are filed with this Report on Form 8-K:

      Exhibit No.      Exhibit
      -----------      -------

         2.1           Asset Purchase Agreement dated June 26, 1998, among the
                       Company, Indian, Harvard, JEN Sports and Sportcraft.*

         2.2           Amendment No. 1 to Asset Purchase Agreement dated June
                       26, 1998, among the Company, Indian, Harvard, JEN Sports and Sportcraft.*

         2.3           Form of Irrevocable Proxy.**

        99.1           Press release dated June 26, 1998.


        99.2           Press release dated August 21, 1998.


* Incorporated by reference to Appendix A of the Registrant's preliminary proxy materials filed with the Commission on July 2, 1998 relating to the Registrant's special meeting of stockholders to be called in connection with the asset sale and the transactions contemplated thereby.

** Incorporated by reference to Exhibit B to Appendix A of the Registrant's preliminary proxy materials filed with the Commission on July 2, 1998 relating to the Registrant's special meeting of stockholders to be called in connection with the asset sale and the transactions contemplated thereby.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  August 25, 1998                  ESCALADE, INCORPORATED




                                     /s/ JOHN R. WILSON
                                     -------------------------------------------
                                     John R. Wilson,
                                     Vice President and Chief Financial Officer

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